This Agreement and Plan of Share Exchange (the "Agreement") is entered into as of this 24th day of April, 2000, by and between DataMEG
Corporation, a Virginia corporation ("DataMEG") and The Viola Group, Inc., a New York corporation ("Viola").

BACKGROUND

DataMEG and Viola desire to enter into a binding share exchange transaction pursuant to Section 13.1-717 et seq. of the Virginia Stock Corporation Act and Section 913 of the New York Business Corporation Law wherein shareholders of DataMEG shall transfer all of DataMEG's issued and outstanding shares of capital stock ("Shares") to Viola and such Shares shall be converted into and exchanged for shares of Viola's common stock, equaling upon completion of this share exchange ninety percent (90%) of the issued and outstanding capital stock of Viola (the "Share Exchange"). Following the Share Exchange, DataMEG shall become the wholly owned subsidiary of Viola. The parties intend that the Share Exchange qualify under both Sections 351 and Section 368(a)(1)(B) of the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code").

Therefore, in consideration of the mutual covenants, and in reliance on the representations and warranties set forth in this Agreement, the parties agree as follows:

TERMS

Section 1.

Share Exchange.

On the Closing Date, as defined in Section 2, in accordance with applicable provision of the Virginia Stock Corporation Act and the New York Business Corporation Law and Sections 351 and 368(a)(1)(B) of the Internal Revenue Code, DataMEG shall deliver or cause to be delivered certificates representing the Shares, accompanied by stock powers duly signed in blank, together with, appropriate documentary evidence establishing its capacity and authority to enter into this Agreement and to sell, transfer and assign its Shares under this Agreement upon delivery to it of the consideration therefor as set forth below. DataMEG agrees to cure any deficiencies with respect to the endorsement of the certificates representing the Shares or with respect to the stock powers accompanying the Shares.In exchange for the Shares, Viola shall issue and deliver on the Closing Date to DataMEG for distribution to its shareholders in accordance with their relative interests, shares of common stock of Viola, equaling upon the completion of the Share Exchange ninety percent (90%) of the issued and outstanding voting capital stock of Viola ("Viola Stock").

Section 2.

Closing; Effective Date.

(a) Closing; Effective Date. The closing of the transactions contemplated by this Agreement will occur at the close of business on June 6, 2000 (the "Closing Date"). On or before the Closing Date, the parties shall execute and deliver the documents and certificates contemplated by this Agreement to be executed and delivered.

(b) Legends. Viola shall place on each certificate evidencing shares of Viola Stock the restrictive legend set forth below in order to comply with applicable securities laws and Viola may condition the issuance of the share certificates to DataMEG shareholders upon their execution and delivery to Viola of the representations, warranties, and covenants set forth in Section 3 to the extent such apply to each DataMEG Shareholders and such additional representation, warranties and covenants as Viola may reasonably request in order to comply with such laws:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR ANY STATE SECURITIES LAW. THESE SECURITIES MAY NOT BE OFFERED, SOLD, OR OTHERWISE TRANSFERRED IN ANY MANNER ABSENT EITHER REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES LAW, OR AN OPINION OF COUNSEL SATISFACTORY TO THE ISSUER THAT REGISTRATION UNDER THOSE LAWS IS NOT REQUIRED.

Section 3.

Representations and Warranties of DataMEG and DataMEG Shareholders. DataMEG and, where the context requires, each DataMEG Shareholder, represent, warrant, and agree as follows:

(a)     No encumbrances.

All of the Shares will on the Closing Date be free and clear of all liens, encumbrances and claims of every kind.The delivery of such Shares to Viola pursuant to the provisions of this Agreement will transfer valid title thereto, free and clear of all liens, encumbrances, and claims of every kind.

(b)     Authority.

DataMEG has full legal right, power, legal capacity and authority to enter into and to perform its obligations under this Agreement, and all other agreements, instruments and documents to be executed by it pursuant to this Agreement. Its execution, delivery and performance of this Agreement, has been duly authorized by all necessary action, including approval by its board of directors and stockholders, and no other approval or consent of, or notice to any person, entity or governmental agency or authority is necessary. The Agreement and the other documents to be delivered by DataMEG pursuant to this Agreement (when executed and delivered) will be, valid and enforceable, binding on it in accordance with their terms.

(c)     Organization.

DataMEG is a corporation duly organized and validly existing under the laws of Virginia and its status is active. It has all necessary corporate power to own and operate its assets and to carry on its business as presently conducted and as proposed to be conducted after the Share Exchange, and it is duly authorized to conduct business in, and is in good standing under the laws of, each jurisdiction in which the nature of its business or the ownership or operation of its properties requires such qualification. It is not in default under or in violation of any provisions of its Certificate of Incorporation or Bylaws.

(d)     Investment Purposes Only.

DataMEG is acquiring Viola Stock in connection with the transactions contemplated by this Agreement solely for his or her own account, for investment purposes only and not with a view to or any present intention of or effecting a resale in connection with, any distribution of such securities or underwriting of any of such stock, except through underwriters pursuant to a registration statement filed with the Securities and Exchange Commission or pursuant to an exemption from the registration requirements of federal and state securities laws.

(e)     No Sale of Securities.

No DataMEG shareholder shall sell, transfer, pledge or otherwise dispose of any shares of Viola Stock unless the shares are registered under the Securities Act of 1933 and under every applicable state securities law or unless to the satisfaction of Viola and its counsel, they are to be transferred in a transaction for which registration under those laws is not required.

(f)     No Intention to Sell.

No DataMEG shareholder has any plan or intention to engage, directly or indirectly, in a sale, exchange, transfer, redemption or reduction in any way of his or her ownership of any of the Viola Stock, and did not engage in any sale, exchange, transfer or redemption in any way of his or her ownership of stock in contemplation of the Share Exchange.

(g)     Expenses.

DataMEG will pay all expenses incurred in the transactions contemplated by this Agreement.

Section 4.  Representations and Warranties of Viola.

Viola represents and warrants to  DataMEG as follows:

(a)     Authority.

It has the full right, power, legal capacity and authority to enter into, and to perform its obligations under, this Agreement and all other agreements, instruments, and documents to be executed by it pursuant to this Agreement. Its execution, delivery, and performance of this Agreement, have been duly authorized by all necessary action, including approval by its board of directors, and no other approval or consent of, or notice to, any person, entity, or governmental agency or authority is necessary. This Agreement and the other documents to be delivered by Viola pursuant to this Agreement (when executed and delivered) will be, Viola's valid and enforceable obligations, binding on it in accordance with their terms.

(b)     Organization.

It is a corporation duly organized and validly existing under the laws of New York and its status is active. It has all necessary corporate power to own and operate its assets and to carry on its business as presently conducted and as proposed to be conducted after the Share Exchange, and it is duly authorized to conduct business in, and is in good standing under the laws of, each jurisdiction in which the nature of its business or the ownership or operation of its properties requires such qualification. It is not in default under or in violation of any provisions of its Certificate of Incorporation or Bylaws.

(c)     Issuance of Stock.
The shares of Viola Stock to be issued by Viola pursuant to the Share Exchange shall be validly issued, fully paid, and nonassessable voting common stock. As of the date of Closing, the authorized number of shares of Viola capital stock shall be eighty million (80,000,000), seventy-five million (75,000,000) of which are common stock, $.01 par value, of which 3,300,000 shall be issued and outstanding, and five million (5,000,000) of which are preferred stock, $.01 par value, none of which shall be issued and outstanding.

(d)     Reports.

Beginning in 1995, Viola has timely filed all reports required to be filed with the Commission pursuant to the Exchange Act or the Securities Act (collectively, the "SEC Reports"), and has previously made available to DataMEG true and complete copies of all such SEC Reports as have been requested by DataMEG. Such SEC Reports, as of their respective dates, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be, and none of the such SEC Reports contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(e)     Investment Purposes Only.

Viola is purchasing the Shares solely for its own account, for investment purposes only and not with a view to, or any present intention of resale in connection with effecting a distribution of such securities or any part thereof or underwriting of any such stock except through underwriters pursuant to a registration or an available exemption under applicable law. Viola acknowledges that the Shares have not been registered under the Securities Act or the securities laws of any state or other jurisdiction and cannot be disposed of unless they are subsequently registered under the Securities Act and any applicable state laws or exemption from such registration is available.

(f)      No Sale of Securities.

Viola shall not sell, transfer, pledge or otherwise dispose of any of the Shares unless the shares are registered under the Securities Act of 1933 and under every applicable state securities law or unless transferred in a transaction satisfactory to DataMEG and its counsel for which registration under those laws is not required.

(g)     No Intention to Sell.
Viola has no plan or intention to engage, directly or indirectly, in a sale, exchange, transfer, redemption or reduction in any way of its ownership of any of the Shares, and did not engage in any sale, exchange, transfer or redemption in any way of its ownership of stock in contemplation of the Share Exchange.

(h)     Certificate of Incorporation and Bylaws.

Attached hereto as Exhibit A are true and complete copies of Viola's Certificate of Incorporation and Bylaws and Viola's Amended and
Restated Certificate of Incorporation to be submitted to and approved by Viola's Shareholders and to become effective prior to the Closing.

(i)     Fair Market Value of Viola Stock.

[The fair market value of the Viola Stock received by DataMEG in the Share Exchange will approximately equal the fair market value of the stock surrendered in the Share Exchange by DataMEG.]

Section 5.  Conduct of Business Pending Closing.

Pending the consummation of the Share Exchange, Viola shall operate only in the ordinary course of business and shall take all necessary actions to preserve their goodwill and operations, and will not enter into any material contract except in the ordinary course of business or incur any material liability. Without limiting the generality of the foregoing, DataMEG shall take such actions as shall be necessary to cause the conditions specified in Section 6, as they relate to DataMEG, to be fulfilled.

Section 6.  Further Agreements.

(a)     Third Party Notices and Consents.

During the period between the execution of this Agreement and the Closing Date, DataMEG will give any notices to third parties, and will diligently use all reasonable efforts to obtain any third-party consents, that Viola may reasonably request in connection with the Share Exchange.

(b)     Notice of Developments.

Pending consummation of the Share Exchange, Viola and the DataMEG shall give prompt written notice to each other of any material development affecting the ability of the parties to consummate the Share Exchange.

(c)     Nondisclosure.

DataMEG agrees not to make or permit any announcement or public disclosure, and not to issue or permit issuance of any press release, concerning this Agreement or the transactions contemplated by this Agreement prior to the Closing Date, without the prior approval of Viola, except as required by law.

(d)     Change of Board Control.

Promptly, upon compliance with the requirements of Section 14(f) of the Exchange Act and Rule 14(f)-1 promulgated thereunder two designees of DataMEG shall be appointed to serve the vacant unexpired terms of office of former members of Viola's Board of Directors.

Section 7.  Conditions Precedent to Obligations of Viola.
The obligations of Viola to consummate the Share Exchange are subject to satisfaction of the following conditions on or before the Closing Date:

(a)     Representations and Covenants.

The representations and warranties of DataMEG contained in this Agreement shall be true and correct when made and shall continue to be true and correct on the Closing Date with the same full force and effect as if then made. DataMEG shall have performed all obligations in this Agreement required to be performed by it on or before the Closing Date.

(b)     No Litigation.

There shall be no effective injunction, writ, or preliminary restraining order of any nature issued by a court or governmental agency of competent jurisdiction restraining or prohibiting the consummation of implementation of the Share Exchange and threatened by any governmental or regulatory agency, or, except as disclosed, any other person with respect to the Share Exchange that Viola in good faith, and with the advice of counsel, reasonably believes
(i) is likely to result in any of the foregoing or (ii) may result in the payment of substantial damages by Viola.

(c)     Consents.

DataMEG and Viola shall have obtained such consents, approvals, and assurances as are necessary or advisable in the opinion of Viola, including approvals of applicable regulatory bodies, lenders and landlords, and other parties to material contracts.

(d)     Legal Matters.

The Share Exchange shall be legally permitted by all applicable laws and regulations, including all applicable securities law, and Viola shall have completed its review of legal issues and shall have obtained such written representations and warranties of the DataMEG as it deems advisable, including representations and warranties of DataMEG Shareholders concerning their intent and obligation to hold the shares of Viola issued to them in connection with the Share Exchange as an investment, for their own account, and not for resale or distribution.

(e)     Closing Documents.

At or before the closing, DataMEG shall have executed and delivered to Viola all documents required by this Agreement to be delivered to Viola by DataMEG. All documents and proceedings incident to the authorization, execution, and delivery of this Agreement by DataMEG and to the transactions contemplated by this Agreement that have not been previously approved by Viola and its counsel shall be satisfactory to Viola and its counsel.

(f)     Full Participation.

DataMEG's Board of Directors and all of its Shareholders shall have approved and Share Exchange and waived any appraisal rights.

Section 8.  Conditions Precedent to Obligations of DataMEG.

The obligations of DataMEG to consummate the Share Exchange are subject to satisfaction of the following conditions on or before the Closing Date:
(a) Representations and Covenants. (i) The representations and warranties of Viola contained in this Agreement shall be true and correct when made and shall continue to be true and correct on the Closing Date with the same full force and effect as if then made; (ii) there shall not have been any material adverse change with respect to Viola prior to the Closing Date; and (iii) Viola shall have performed all obligations in this Agreement required to be performed by it on or before the Closing Date.

(b)     No Litigation.

There shall be no effective injunction, writ, or preliminary restraining order of any nature issued by a court or governmental agency of competent jurisdiction restraining or prohibiting the consummation or implementation of the Share Exchange and threatened by any governmental or regulatory agency, or any other person with respect to the Share Exchange that DataMEG, in good faith and with the advice of counsel, believe (i) is likely to result in any of the foregoing, or
(ii) may result in the payment of substantial damages by Viola.

(c)     Legal Matters.

The Share Exchange shall be legally permitted by all applicable laws and regulations, including all applicable securities laws.

(d)     Appraisal Rights.

The waiver or expiration of all existing Viola shareholders' rights to receive payment for shares under Section 623 of the New York
Business  Corporation Law.

(e)     Full Participation.

DataMEG's Board of Directors and all of its Shareholders shall have approved the Share Exchange and waived any appraisal rights.

Section 9. Conditions Precedent to Obligations of DataMEG and Viola. The obligations of DataMEG and Viola to consummate the Share Exchange are subject to satisfaction of the following conditions on or before the Closing Date:

(a)     Further Assurances.

If at any time Viola determines that any further assignments, conveyances, or assurances are necessary or desirable to vest in Viola the title to the Shares, DataMEG shall execute such assignments, conveyances, or assurances and do all acts that may be necessary or appropriate to vest title in the Shares in Viola and otherwise to carry out the intent and purposes of this Agreement.

(b)     Governing Law and Choice of Venue.

This Agreement, in every respect, shall be governed by and construed in accordance with the laws of New York, except any choice of law principles of New York that may direct the interpretation or enforcement of this Agreement to the law of any other jurisdiction, notwithstanding that some of the parties to this Agreement are or may be residents of another state.

(c)     Successors and Assigns.

A party shall not assign any of its rights or delegate any of its obligations under this Agreement without the prior, written consent of the other parties. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by and against the successors, legal representatives and permitted assigns of the parties to this Agreement.

(d)     Entire Agreement.

This Agreement, including the exhibit and the other documents delivered pursuant to this Agreement, constitute the full and entire understanding and agreement among the parties concerning the subject matter of this Agreement, and supersedes all prior agreements and negotiations, oral or written, concerning that subject matter, all of which are merged into this Agreement.
(e)     Amendment.

A modification or amendment of this Agreement is effective only if it is in writing and executed by all the parties.

(f)     Titles and Subtitles.
The titles of the sections and subsections of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

(g)     Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one and the same instrument.

(h)     Delays or Omissions.

No delay or omission in exercising any right, power, or remedy of any party to this Agreement, upon any breach or default of any other party to this Agreement, shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring. To be effective, any waiver, permit, consent or approval of any kind on the part of any party to this Agreement of any breach or default under this Agreement, or any waiver of any provisions or conditions of this Agreement, must be in writing. Unless otherwise specified in this Agreement, all remedies of a party for a breach of this Agreement shall be cumulative.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

                                                THE VIOLA GROUP, INC.

                                       By:   /s/ Arthur D. Viola
                                                ___________________
                                                Arthur D. Viola
                                                President


                                                DATAMEG

                                       By:  /s/ Andrew Benson
                                                ___________________
                                                Andrew Benson
                                                President